Exhibit 99.2

Execution Copy

FRAMEWORK AGREEMENT

by and between

GLENCORE AG

and

GIVOLON LIMITED

September 14, 2017

FRAMEWORK AGREEMENT

This Framework Agreement (this “Agreement”) is made and entered into as of September 14, 2017 (the “Effective Date”), by and between Glencore AG, a company organized under the laws of Switzerland (“GAG”), and Givolon Limited, a company organized under the laws of Jersey (“Givolon” and together with GAG, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, GAG owns 37,471,319 shares of the common stock, par value $0.01 per share (“Common Stock”) of Century Aluminum Company;

WHEREAS, GAG owns 100% of the share capital of Givolon;

WHEREAS, in order to facilitate a financing (the “Financing”), GAG is transferring to Givolon 27,500,000 shares of Common Stock (the “Specified Shares”), to be pledged by Givolon (the “Share Pledge”) to one or more lenders (the “Bank Lender”) to secure a credit facility (the “Credit Facility”), the proceeds of which will be used by Givolon to provide a credit facility to GAG;

WHEREAS, the Parties intend that GAG will continue to have (i) all voting rights and power relating to the Specified Shares and assets derived therefrom pursuant to authorization from Givolon and by proxy where applicable, (ii) economic exposure to the Specified Shares (or an equivalent number of shares of Common Stock), and (iii) the right to obtain from Givolon direct ownership of the Specified Shares (or an equivalent number of shares of Common Stock);

WHEREAS, GAG or any of its affiliates (each, a “GAG Affiliate”) may from time-to-time desire to transfer additional assets (“Additional Asset Transfer”) to Givolon or affiliates of Givolon (each, a “Givolon Affiliate”) to be pledged to secure the Credit Facility or other credit facilities, the proceeds of which would be used by Givolon and such Givolon Affiliates, as applicable, to provide one or more credit facilities to GAG or GAG Affiliates; and

WHEREAS, as a condition for any Additional Asset Transfer by any GAG Affiliate not then a party hereto or to any Givolon Affiliate not yet a party hereto, the Parties require that each such GAG Affiliate and Givolon Affiliate becomes a party to this Agreement pursuant to a Joinder Agreement as of the effective date of any such Additional Asset Transfer.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual premises contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1.	Obligations of the Parties.

(a)          Simultaneously with the execution and delivery of this Agreement, and effective as of the Effective Date, GAG and Givolon shall enter into the following implementing agreements (together with the other agreements and documents required to be delivered thereunder in connection with the execution and delivery thereof and this Agreement, the “Implementing Documents”):

(i)          a Stock Purchase Agreement in the form attached as Exhibit A hereto (the “Initial SPA”), pursuant to which GAG shall sell to Givolon and Givolon shall purchase from GAG the Specified Shares;

(ii)         a Voting Agreement in the form attached as Exhibit B hereto (the “Voting Agreement”), pursuant to which, Givolon shall grant to GAG the irrevocable right and authority to vote and direct the voting of the Specified Shares; and

(iii)        an ISDA Master Agreement dated as of the date hereof in the form of the 1992 ISDA Master Agreement (Multi-currency – Cross Border) with a Schedule in the form attached as Exhibit C-1 hereto (the “Master Agreement”), together with a related (x) Total Return Swap Confirmation in the form attached as Exhibit C-2 hereto (the “Swap Confirmation” and together with the Master Agreement, the “Swap Agreement”) which provides for the sale and purchase of the Specified Shares (or an equivalent number of shares or other assets deriving from an equivalent number of shares) pursuant to a Sale and Purchase Agreement attached thereto (the “TRS Settlement SPA”) upon settlement under the Swap Agreement, and (y) a Century Shares Call Option Confirmation in the form attached as Exhibit C-3 hereto (the “Century Call Option Confirmation” and together with the Master Agreement, the “Century Call Option Agreement”) pursuant to which GAG shall obtain from Givolon an American-style call option which provides for the sale and purchase of the Specified Shares (or an equivalent number of shares or other assets deriving from an equivalent number of shares) pursuant to a Sale and Purchase Agreement attached thereto (the “CCO Settlement SPA”) upon exercise thereof.

(b)          Each of this Agreement, the Initial SPA, the Voting Agreement, the Swap Agreement and the Century Call Option Agreement (collectively, the “Implementing Agreements”) shall become effective in accordance with its terms only upon the execution and delivery by each party thereto of the other Implementing Agreements.

2.          Additional Asset Transfers. In connection with each Additional Asset Transfer, the Parties shall procure that each party to the agreements providing for such Additional Asset Transfer (each, an “Additional Asset Transfer Agreement”) executes and delivers to each Party to this Agreement, as a condition to such Additional Asset Transfer, a joinder agreement in form and substance reasonably acceptable to each Party hereto, pursuant to which (i) the parties thereto acknowledge and agree that the Additional Asset Transfer Agreement and all related agreements are Implementing Agreements and Implementing Documents hereunder, and (ii) any such party that is not then a party to this Agreement becomes a party to this Agreement as of the effective date of the applicable Additional Asset Transfer, (A) with rights and obligations corresponding to those applicable to GAG in the case where such party is a GAG Affiliate transferring additional assets, and (B) with rights and obligations corresponding to those applicable to Givolon in the case where such party is a Givolon Affiliate acquiring additional assets.

3.          Further Assurances. The Parties agrees to (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Parties may reasonably request for the purpose of carrying out the transactions contemplated by this Agreement or the other Implementing Documents.

4.          Mutual Representations and Warranties. Without limiting the representations and warranties made by the Parties in any other Implementing Document, each Party represents and warrants to the other Party as of the date hereof:

(a)          it is duly organized and validly existing and in good standing under the laws of the jurisdiction of its formation and has the full corporate power and authority to execute, deliver and perform this Agreement and the other Implementing Documents to which it is a party, and to consummate the transactions contemplated by this Agreement and the other Implementing Documents to which it is a party;

(b)          the execution, delivery and performance of this Agreement and the other Implementing Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on its part;

(c)          this Agreement and the other Implementing Documents to which it is a party that have been executed and delivered on its behalf, have been duly executed and delivered and constitute its legal, valid, and binding obligations enforceable against it in accordance with the terms of this Agreement and such other Implementing Documents, respectively;

(d)          the execution, delivery and performance of this Agreement and the other Implementing Documents to which it is a party and the consummation of the transactions contemplated by this Agreement and such Implementing Documents do not (i) violate (A) any law or any governmental rule or regulation applicable to it, in any material respect, (B) memorandum and articles of incorporation, bylaws or other charter or organizational documents, or (C) any material order, judgment or decree of any court, governmental body or administrative or other agency having jurisdiction over it; or (ii) conflict with, result in a breach of or constitute a default under any contract or agreement to which it is a party or by which it is bound;

(e)          no consent, approval or authorization of or from any third party, including any governmental entity, whether prescribed by law, regulation, contract or agreement, is required in order for its execution or delivery of this Agreement and the other Implementing Documents to be effective, except for such filings with the U.S. Securities and Exchange Commission as may be required under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended; and

(f)          there is no action, suit, proceeding, inquiry or investigation before or by any governmental entity or any self-regulatory organization or body pending or, to its knowledge, threatened against or affecting it that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, this Agreement, any other Implementing Document or any other agreements, instruments and documents executed and delivered or to be executed and delivered by it in connection with this Agreement.

5.          Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by facsimile or e-mail if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 5):

If to GAG:

Glencore AG

Baarermattstrasse 3

CH-6340 Baar, Switzerland

Attn: Treasury

Telephone: +41-41-709-2000

Facsimile: +41-41-709-3000

If to Givolon:

Givolon Limited

c/o Estera Trust (Jersey) Limited

13-14 Esplanade, St Helier

Jersey JE1 1EE

Attn: the Directors

Facsimile: +44 1534 818 445

6.          Exclusive Remedies; Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties consider that damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

7.          Governing Law. This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

8.          Submission to Jurisdiction. The Parties agree that the courts of England shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including any dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”). Each Party agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

9.          Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.         Amendment and Modification; Waiver. No modification or amendment of any provision of this Agreement shall be effective unless in writing and signed by each Party, and no waiver of any provision of or rights under this Agreement shall be effective unless in writing and signed by the Party granting the waiver. No waiver by any Party of any breach of this Agreement shall be construed as a waiver of any subsequent breach, and the failure by any Party to enforce any provision of this Agreement or to require at any time performance by the other Party of any provision hereof shall in no way be construed to be a waiver of any provision of or to affect the validity of this Agreement, or any part hereof, or the right of any Party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

11.         Successors and Assigns. Except as otherwise provided herein, no Party may assign any of its rights under this Agreement without the prior written consent of each other Party. Any purported assignment without such consent shall be void ab initio. Subject to the foregoing, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties.

12.         Entire Agreement. This Agreement, together with the other Implementing Agreements, supersede all prior and contemporaneous negotiations, promises, covenants, agreements, understandings, representations and warranties between the Parties with respect to the subject matter hereof and together constitute a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. In the event of any conflict or inconsistency between the terms and conditions set forth in this Agreement and in any other Implementing Agreement, this Agreement shall control. The transactions provided for under this Agreement and the other Implementing Agreements are intended to constitute a single unitary transaction.

13.         No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

14.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

15.         Interpretation; Headings. This Agreement shall be deemed to have been jointly drafted by the Parties and no provision of it shall be interpreted or construed for or against any Party because such Party actually or purportedly prepared or requested such provision, any other provision or the Agreement as a whole. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first written above.

GLENCORE AG:

By:	/s/ Stephan Huber
	Name:	Stephan Huber
	Title:	Officer

By:	/s/ Alicia Wright
	Name:	Alicia Wright
	Title:	Officer

GIVOLON LIMITED:

By:	/s/ Brendan Dowling
	Name:	Brendan Dowling
	Title:	Director